EXHIBIT 3(a)

Certificate of Amendment

to the Restated Certificate of Incorporation

of Kate Spade & Company

The undersigned Kate Spade & Company, a corporation organized and existing under the Laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

A: The name of the Corporation is Kate Spade & Company

B: The Corporation’s Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 21, 2009.

C: This Certificate of Amendment, which amends the Restated Certificate of Incorporation as amended, was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

D: The Restated Certificate of Incorporation of the Corporation is hereby amended as follows:

Article EIGHTH of the Restated Certificate of Incorporation shall be deleted and replaced in its entirety with the following:

EIGHTH: Special meetings of the stockholders may be called only by (i) the Board of Directors or (ii) the Secretary of the Corporation, in the case of clause (ii) at the written request of stockholders that own of record not less twenty-five percent (25%) of the capital stock of the Corporation entitled to vote generally in the election of directors and which request complies with the procedures for calling a special meeting of stockholders as may be set forth in the By-Laws of the Corporation, as it may be amended from time to time.

IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment this 22nd day of May, 2015.

KATE SPADE & COMPANY

By:	/s/ Christopher T. Di Nardo
Name:	Christopher T. Di Nardo
Title:	Senior Vice President – General Counsel and Secretary